EXHIBIT 99.1


BICO, INC.                                                          NEWS RELEASE

BICO, INC. ANNOUNCES FCC AND UL APPROVALS OF VIDEO WEBPHONE

Dove Canyon, California - January 5, 2005 - BICO, Inc. (OTCBB:BIKO) has received written confirmation that the model E3 Video WebPhone, which is the foundation of its business strategy, has been approved for US distribution by the United States Federal Communication Commission ("FCC") and Underwriters Laboratories ("UL").

"These regulatory approvals were a critical first step in successfully executing our business strategy of volume distribution of the E3 Video WebPhone and the sale of advertising over the device," said Richard M. Greenwood, President and Chief Executive Officer.

"Until we obtained FCC and UL approvals, we did not have the final product configuration and specifications, so it was impossible to order production units and build a solid schedule for the commencement of product and advertising sales. We expect to place our initial product order with Amstrad, the WebPhone's manufacturer, within the next few weeks, which is a prerequisite to maintaining our distribution exclusivity," stated Greenwood.

The Company is in the final stages of negotiating the working capital credit line necessary to place its initial production unit order of Video WebPhones and anticipates such financing will be in place in time to support the required product purchase before the end of January, 2005.

The Company is actively marketing the E3 Video WebPhone to prospective high-unit volume purchasers including the multi-family, hospitality, telecommunications and consumer retail markets, for which the E3 provides valuable benefits as well as revenues from shared advertising sales.

"With the ability to predict when products will start arriving in the country, we are positioned to take meaningful product orders and build the infrastructure necessary to profitably grow our business" said Greenwood.

The E3 offers consumers fast, easy access to E-Mail, the Internet and video conferencing over a standard telephone line and has a built-in digital camera to support taking and sending snapshots. The E3 also has a USB port that allows consumers to connect a digital camera to upload pictures for viewing or E-Mailing. The E3 also can connect to a printer and print pictures, road directions, recipes and other content. The E3 provides a platform for advertisers to target their promotions to specific market segments and gives the user three convenient means of response and transaction fulfillment.

For further information contact:

John D. Hannesson, Esq.
Executive Vice President, Administration & Law
Phone:  949 509-9858
Fax:  949 509-9867
E-Mail:  INVESTOR-RELATIONS@CXCSERVICES.COM
Website:  WWW.CXCSERVICES.COM

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This news release may include comments that may be deemed to be forward-looking within the meaning of the safe harbor provisions of the U.S. Federal Securities Laws. These include, among other things, statements about expectations of future events, revenues, sales of products or advertising, cash flow and performance. Forward-looking statements are subject to risks and uncertainties that may cause the company's results to differ materially from expectations. These risks include the company's ability to obtain necessary financing in time to meet contractual obligations, develop appropriate strategic alliances, raise working capital, successful development and implementation of technology, acceptance of the company's products and services, build a functional infrastructure of servers and other support equipment necessary to support the functionality of the WebPhone deployment, and other such risks as the company may identify and discuss from time to time, including those risks disclosed in the company's current and future filings with the Securities and Exchange Commission. Accordingly, there is no certainty that the company's plans will be achieved.